As filed with the Securities and Exchange Commission on January 8, 2021

Registration No. 333-
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
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TRICIDA, INC.
(Exact name of Registrant as Specified in Its Charter)
___________________________________________________

Delaware	46-3372526
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

7000 Shoreline Court, Suite 201
South San Francisco, California 94080
(415) 429-7800
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Tricida, Inc. 2018 Equity Incentive Plan
Tricida, Inc. Employee Stock Purchase Plan
(Full Title of the Plan)

Gerrit Klaerner, Ph.D.
Chief Executive Officer and President
Tricida, Inc.
7000 Shoreline Court
Suite 201
South San Francisco, CA 94080
(415) 429-7800
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐	Non-accelerated filer	☐

Smaller reporting company	☐	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share (“Common Stock”)
–Reserved for future issuance under the 2018 Equity Incentive Plan ("2018 Plan")	2,008,431	(4)	$7.03	(2)	$14,119,270	$1,540
–Reserved for future issuance under the Employee Stock Purchase Plan ("ESPP")	502,107	(5)	$5.97	(3)	$2,997,579	$327
Total	2,510,538				$17,116,849	$1,867

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock that become issuable under the 2018 Plan and the ESPP by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which would result in an increase in the number of outstanding shares of Common Stock.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act and based on the average of the high and low sale prices of the Common Stock, as quoted on The Nasdaq Global Select Market, on January 4, 2021.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act and based on 85% of the average of the high and low sale prices of the Common Stock, as quoted on The Nasdaq Global Select Market, on January 4, 2021. Pursuant to the ESPP, the purchase price of a share of Common Stock is 85% of the fair market value of the Common Stock.

(4)
The number of shares of Common Stock available for issuance under the 2018 Plan is subject to an automatic annual increase on the first day each fiscal year, beginning with the fiscal year ending December 31, 2019, and continuing until (and including) the fiscal year ending December 31, 2028, with such annual increase equal to the lesser of (i) 3,200,000 shares of Common Stock, (ii) 4% of the number of shares of Common Stock issued and outstanding on December 31 of the immediately preceding calendar year, and (iii) an amount determined by the Board of Directors of the Registrant (the “2018 Plan Evergreen Provision”). Accordingly, the number of shares of Common Stock available for issuance under the 2018 Plan was automatically increased by 2,008,431 shares effective January 1, 2021, which is equal to 4% of the total number of shares of Common Stock outstanding as of December 31, 2020. This Registration Statement registers the 2,008,431 additional shares of Common Stock available for issuance under the 2018 Plan as of January 1, 2021 as a result of the 2018 Plan Evergreen Provision.

(5)
The number of shares of Common Stock available for issuance under the ESPP is subject to an automatic annual increase on the first trading day in January of each calendar year during the term of the ESPP, commencing with January 2019, by an amount equal to the lesser of (i) one percent (1%) of the total number of shares of Common Stock issued and outstanding on December 31 of the immediately preceding calendar year, (ii) 800,000 shares of Common Stock or (iii) such number of shares of Common Stock as may be established by the Board (the “ESPP Evergreen Provision”). Accordingly, the number of shares of Common Stock available for issuance under the ESPP was automatically increased by 502,107 shares effective January 4, 2021 which is equal to one percent (1%) of the total number of shares of Common Stock outstanding as of December 31, 2020. This Registration Statement registers the 502,107 additional shares of Common Stock available for issuance under the ESPP as of January 4, 2021 as a result of the ESPP Evergreen Provision.

EXPLANATORY NOTE
This Registration Statement is being filed by Tricida, Inc. (the “Registrant”) for the purpose of registering an additional 2,510,538 shares of Common Stock that were reserved, in the aggregate, for issuance under the 2018 Plan and the ESPP, with 2,008,431 shares of Common Stock reserved under the 2018 Plan and 502,107 shares of Common Stock reserved under the ESPP. The Registrant previously filed with the Securities and Exchange Commission (the “Commission”) on July 3, 2018, August 9, 2019 and March 2, 2020 registration statements on Form S-8 (SEC File No. 333-226058, SEC File No. 333-233187 and SEC File No. 333-236820, respectively) (the "Prior Registration Statements") registering shares of Common Stock issuable under the 2018 Plan and the ESPP. This Registration Statement relates to securities of the same class as those to which the Prior Registration Statements relate and is submitted in accordance with General Instruction E of Form S-8 regarding Registration of Additional Securities. Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statements are incorporated herein by reference and made part of this Registration Statement, except for Items 3 and 8, which are being updated by this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in this Part I is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
The following documents heretofore filed with the Commission by the Registrant are incorporated herein by reference into this Registration Statement:
•The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on March 2, 2020;
•The Registrant’s Quarterly Reports on Form 10-Q, filed with the Commission on May 8, 2020, August 6, 2020, and November 9, 2020;
•The Registrant’s Current Reports on Form 8-K, filed with the Commission on February 28, 2020, March 16, 2020, April 15, 2020, May 19, 2020, May 20, 2020, May 22, 2020, June 16, 2020, June 30, 2020, July 15, 2020, August 24, 2020, October 29, 2020, December 4, 2020, and December 8, 2020; and
•The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A, filed with the Commission on June 25, 2018 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report for the purpose of updating such description.
All other reports and documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant has furnished, or may from time to time furnish, to the Commission is, or will be, incorporated by reference into, or otherwise included in, this Registration Statement.

ITEM 8. EXHIBITS

Exhibit No.		Description

4.1
Amended and Restated Certificate of Incorporation of Tricida, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on June 16, 2020).

4.2		Amended and Restated Bylaws of Tricida, Inc. (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K, filed with the Commission on July 2, 2018).

4.3
Tricida, Inc. 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1/A (No. 333-225420), Amendment No. 2 filed with the Commission on June 25, 2018).

4.4
Tricida, Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1/A (No. 333-225420), Amendment No. 2 filed with the Commission on June 25, 2018).

*5.1		Opinion of Sidley Austin LLP, with respect to validity of issuance of securities.

*23.1		Consent of Independent Registered Public Accounting Firm.

*23.2		Consent of Sidley Austin LLP (contained in Exhibit 5.1).

*24.1		Power of Attorney (included on the signature page of the Registration Statement).

	*	Each document marked with an asterisk is filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on January 8, 2021.
TRICIDA, INC.

By:	/s/ Gerrit Klaerner
Gerrit Klaerner, Ph.D.
Chief Executive Officer and President
(Principal Executive Officer)
POWER OF ATTORNEY AND SIGNATURES
Each of the undersigned officers and directors of Tricida, Inc. does hereby severally constitute and appoint Gerrit Klaerner, Ph.D. and Geoffrey M. Parker, and each of them acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerrit Klaerner	Chief Executive Officer, President and Director (Principal Executive Officer)	January 8, 2021
Gerrit Klaerner, Ph.D.

/s/ Geoffrey M. Parker	Chief Financial Officer and Executive Vice President (Principal Financial Officer)	January 8, 2021
Geoffrey M. Parker

/s/ Annie Yoshiyama	Vice President of Finance and Chief Accounting Officer (Principal Accounting Officer)	January 8, 2021
Annie Yoshiyama

/s/ Klaus Veitinger	Chairman of the Board of Directors	January 8, 2021
Klaus Veitinger, M.D., Ph.D., M.B.A

/s/ Robert J. Alpern	Director	January 8, 2021
Robert J. Alpern, M.D.

/s/ David Bonita	Director	January 8, 2021
David Bonita, M.D.

/s/ Sandra I. Coufal	Director	January 8, 2021
Sandra I. Coufal, M.D.

/s/ Kathryn Falberg	Director	January 8, 2021
Kathryn Falberg

/s/ David Hirsch	Director	January 8, 2021
David Hirsch, M.D., Ph.D.